SERVICES AGREEMENT

         This Services Agreement (the "Agreement"), effective as of December 1, 2000 is made and entered into by and between PRE-CELL SOLUTIONS, INC., a Florida corporation ("Service Provider") and TRANS NATIONAL TELECOMMUNICATIONS, INC., a Texas corporation ("Seller").

                                    RECITALS:

         WHEREAS, Service Provider's affiliate, Transnational Acquisition Corp. ("Affiliate"), and Seller have entered into that certain Agreement and Plan of Merger (the "Agreement and Plan of Merger"), effective December 1, 2000, whereby Affiliate will be merged with and into the Seller and upon consummation of such merger Seller will become a wholly owned subsidiary of Affiliate's parent company; and

         WHEREAS, Service Provider and Seller are entering into this Agreement whereby Service Provider will arrange to provide or provide certain services to Seller on a fee basis from and after the effective date hereof.

         NOW THEREFORE, in consideration of the promises and the terms and conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

              SERVICES TO BE PROVIDED BY SERVICE PROVIDER TO SELLER

             SECTION 1.01 Services to be Provided. (a) Subject to the terms and conditions stated herein, until either termination of this Agreement pursuant to
Article II hereof or upon Closing as set forth in the Agreement and Plan of Merger, Service Provider agrees to provide (or to cause an Affiliate reasonably acceptable to Seller to provide) to Seller each of the services specified in Schedule A hereto (the "Services").

         (b) Service Provider and Seller acknowledge that there will be a transition period for the Customer Accounts. Service Provider shall continue to provide the same telecommunications services for such Customer Accounts as were provided by Seller prior to the effective date of the closing (the "Telecommunications Services").

         (c) Use of Sellers Facilities and Records. Subject to the terms of this Agreement, and of the Public Utility Commissions Rules and Regulations, Service Provider shall be permitted to occupy and use offices and equipment of Seller to allow Service Provider to fully carry out its objectives under this Agreement. Service Provider shall also have full access to sales records files and other information relating to the Seller's business.

         SECTION 1.03 Agreement is Limited to the Services. Seller expressly acknowledges that Service Provider's obligation to furnish services under this Agreement is specifically limited to the Services and Telecommunications Services as described in

Section 1.01 of this Agreement and creates no other obligation on the part of Service Provider to provide any other services to Seller.

         SECTION 1.04 Limitation on Liability. (a) Service Provider shall have no liability to Seller, its officers, directors, employees, agents or customers for a failure to render the Services or the Telecommunications Services unless such failure is a result of Service Provider's gross negligence or willful misconduct in connection with the rendering of the Services or the Telecommunications Services, it being expressly understood and agreed that Service Provider's only obligation with respect to negligent or other deficient performance in connection with the rendering of the Services or the Telecommunications Services shall be to re-perform same at no cost to Seller. Notwithstanding the foregoing, Service Provider's aggregate liability to Seller in respect of the Services and the Telecommunications Services in the event of gross negligence or willful misconduct by Service Provider shall not exceed the amount of fees paid by Seller to Service Provider pursuant to this Agreement during the twelve months prior to the date of such failure; provided that if the date of such failure occurs prior to the twelve month anniversary of the date hereof, the aggregate liability shall not exceed an amount equal to the good faith estimate of the fees to be paid during the first twelve months of this Agreement, which estimate will be based on the aggregate amount of aggregate fees received by Service Provider pursuant hereto at the time of such failure.

         (b) Service Provider agrees to indemnify and hold Seller harmless from and against all loss, damage or expense (including reasonable attorney's fees and expenses) that Seller may incur or suffer from claims by third parties in connection with a failure to render the Services or the Telecommunications Services in accordance herewith.

         (c) Seller agrees to indemnify and hold Service Provider harmless from and against any and all loss, damage or expense (including reasonable attorney's fees and expenses) that Service Provider may incur or suffer from claims by third parties in connection with the Services and the Telecommunications Services, except for any claims arising out of Service Provider's negligence.

         (d) Both parties' rights to and obligations of indemnification set forth in this Section 1.04 shall survive the expiration or termination of this Agreement.

         (e) Notwithstanding anything in this Agreement to the contrary, Service Provider shall in no event be liable or responsible for its failure to carry out any of its obligations under this Agreement caused by force majeure. The term "force majeure" as used herein shall mean any cause beyond the control of Service Provider, which by exercise of reasonable diligence, Service Provider is unable to overcome, including, without limitation, the following: Acts of God, fire, flood, landslide, lightning, earthquake, hurricane, tornado, storm, freeze or drought; blight, famine, epidemic, or quarantine; strike, lockout, or other labor difficulty; theft; casualty; accident; computer, telephone or other equipment breakdown; the failure of a common carrier; failure or shortage of, or inability to obtain from usual sources, goods, labor, equipment, information or drawings, machinery, supplies, software, power, fuel, telephone or other data communications

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

services  or  material;  embargo or  injunction;  litigation  or arbitration with suppliers and vendors; arrest; war; civil disturbance; explosion' act of public enemies; or sabotage (each a "Force Majeure"). If Service Provider is rendered unable to fulfill any obligation under this Agreement by reason of a Force Majeure, Service Provider shall make reasonable efforts to overcome such inability within a reasonable time.

         SECTION 1.05 Quality of Services. (a) Service Provider represents to Seller that the Services to be provided to Seller shall, in the aggregate, be of the same quality and in the same manner of performance as such Services were performed by Service Provider for itself prior to the effective date of the closing.

         (b) Service Provider agrees that Seller may, after giving advance notice to Service Provider, assign personnel to monitor and review the Services being provided by Service Provider to Seller pursuant to the terms of this Agreement so as to ensure that Service Provider is providing Services hereunder to Seller's satisfaction. Seller agrees that it will limit the number of personnel assigned to these tasks so as not to disrupt the operations of Service Provider.

                                   ARTICLE II
                                      TERM

         SECTION 2.01 Term. The term of this Agreement shall commence as of December 1, 2000 and continue through closing of the Agreement and Plan of Merger unless otherwise Terminated as set forth herein.

                                   ARTICLE III
                                   REGULATORY

         SECTION 3.01 Regulatory Requirements. Notwithstanding anything to the contrary set forth in this Agreement. Seller shall maintain ultimate control over the regulatory compliance. Service Provider shall control the day-to-day operations of the Business.

         SECTION 3.02 Termination for Change in Public Utility Commission Rules, Regulations, or Policies. The parties believe that the terms of this Agreement and the performance contemplated hereunder meet all the requirements of current Public Utility Commission policy and agree that they shall negotiate in good faith to meet any PUC concern with respect to it if they are incorrectly interpreting current PUC policy or if that policy is modified. If the parties cannot agree within a reasonable time to modification or modifications deemed in good faith to be necessary by either party to meet PUC requirements either party may terminate this Agreement upon written notice to other.

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

                                   ARTICLE IV
                                    PAYMENTS

         SECTION 4.01 Service Provider shall collect the net operating funds from day-to-day operations as payment in full for the Services as described herein. The Parties agree that in the event day-to-day operations generate an operating loss, Service Provider shall absorb that loss and provide the funds necessary to operate the Business.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

         SECTION 5.01 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement signed by both Seller and Service Provider.

         SECTION 5.02 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a permitted assignee of a party to this Agreement.

         SECTION 5.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, telecopy, courier, express mail delivery services or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Seller to:                            if to Service Provider to:
Trans National Telecommunications, Inc.     Pre Cell Solutions, Inc.
8626 Tesoro Dr. Suite 440                   385 East Drive
San Antonio, Texas 78217                    Melbourne, Florida 32904
Attn:  Tim Selby                            Attn:  Harry Christenson, CFO

With a copy to Legal Department             With a copy to Legal Department

Or to such other address as the person to whom notice is given may have previously furnished to others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 5.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

         SECTION 5.05 Governing Law. This Agreement shall be governed by the laws of the State of Florida as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, without giving effect to the principles of choice of law thereunder.

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

         SECTION 5.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 5.07 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 5.08 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

         SECTION 5.09 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to ensure that the agreements set forth herein are complied with. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take all such necessary action.

         SECTION 5.10 Definitions. All capitalized terms used herein, which are not otherwise defined herein, shall have the meanings ascribed to such terms in the Agreement and Plan of Merger.

         IN WITNESS WHEREOF, this Agreement has been duly executed by authorized representatives of each party as of the date first above written.

SERVICE PROVIDER                          SELLER

By:______________________________         By: _________________________________

Printed Name: ___________________         Printed Name:________________________

Title:___________________________         Title:_______________________________

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

                                   SCHEDULE A

                                    Services

Service  Provider  shall  assume all  day-to-day  operations  for the  business.
Service Provider shall collect all Income, disperse all expenses, make all decisions as to rates, pricing plans, marketing, customer service and support, employee hires and fires, employee compensation and befits and all other aspects of the daily operation of the business. The Service provider shall control all assets of the business including acquisition and/or disposal thereof. The Service Provider shall be responsible to adequately support or reduce the Liabilities of Seller. Service Provider shall assume control of the operating cash and all bank accounts of Seller and shall maintain a proper accounting of the Seller's books and records according to GAPP.


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